Exhibit 99.3

Marshall & Ilsley Corporation	Excel Bank Corporation
770 North Water Street	50 South Sixth Street
Milwaukee, WI 53202	Minneapolis, MN 55402
414 765-7700 Main	612-238-2000
www.mibank.com	www.excelbankmn.com

For Release:	Immediately

Contact:	Greg Smith, Marshall & Ilsley Corporation 414-765-7727	David Grandstrand, Excel Bank Corporation 612-238-2002

MARSHALL & ILSLEY CORPORATION TO ACQUIRE

EXCEL BANK CORPORATION

Milwaukee, Wis. and Minneapolis, Minn.– Feb. 12, 2007 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) and Excel Bank Corporation (Excel) today announced they have signed a definitive agreement for M&I to acquire Minneapolis-based Excel Bank Corporation. Excel, with $633 million in consolidated assets, has four branches in the greater Minneapolis/St. Paul metro area.  Under the agreement, Excel shareholders will receive $9.08 in cash and $4.89 in M&I common stock for each share of Excel common stock or a total of $13.97.  The transaction value is approximately $105 million.

The transaction is expected to be completed in the third quarter of 2007, subject to the affirmative vote of Excel’s shareholders, regulatory approvals, and other customary closing conditions. The transaction is not expected to have a material impact on M&I’s financial results.

“Excel has been a very important correspondent banking relationship for M&I and we are particularly pleased that the Excel team is joining M&I,” said Mark Furlong, president, Marshall & Ilsley Corporation.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $56.2 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 194 offices throughout the state. In addition, M&I has 45 locations throughout Arizona; 17 offices in Kansas City and nearby communities; 17 offices on Florida’s west coast; 17 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 16 offices in the greater St. Louis area. In December 2006, M&I signed a definitive agreement to acquire United Heritage Bankshares of Florida with 13 locations in the Orlando area. The transaction, expected to be completed in the second quarter of 2007, will give M&I 30 branches along Florida’s west coast and central Florida.  Metavante Corporation, a wholly owned subsidiary, provides a full array of technology products and services for the financial services industry. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

Excel Bank Corporation is a bank holding company headquartered in Minneapolis, Minnesota, with $633 million in consolidated assets. Excel Bank Minnesota, founded in 1965, serves its clients through four branches in the Minneapolis-St. Paul area. During the past five years, Excel Bank Minnesota’s total assets have grown from $267 million to $615 million, an average annual rate of 15%. Excel provides a full range of commercial and private banking services to middle market businesses, real estate developers and investors, professional service firms, and affluent individuals; and is recognized for providing unsurpassed service to clients who value responsiveness, flexibility, and continuity in their banking relationship.

Godfrey & Kahn, S.C., Milwaukee, Wisconsin, acted as legal advisor to Marshall & Ilsley Corporation. Keefe Bruyette & Woods, Inc. served as financial advisor to Excel Bank Corporation and provided a fairness opinion to the Board of Directors with respect to the consideration to be paid to the shareholders of Excel, and Fredrikson & Byron, PA acted as legal advisor to Excel.

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M&I and Excel intend to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving M&I and Excel.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC when they become available at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting Excel’s investor relations via telephone at 612-238-2002. Investors and security holders may obtain free copies of the documents filed with the SEC by M&I at M&I’s website at http://www.micorp.com, Investor Relations, or by contacting M&I investor relations via telephone at 414-765-7797.

M&I, Excel and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Excel in connection with the merger transaction. Information regarding directors and executive officers of M&I and Excel and their respective interests in the proposed transaction will be available in the proxy statement/prospectus of M&I and Excel described above and other relevant materials to be filed with the SEC.

This document contains forward-looking statements about M&I, Excel and the combined company which are within the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the expected timing, completion and effects of the proposed merger and the financial condition, results of operations, plans, objectives, future performance and business of M&I, Excel and the combined company, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. There are a number of important factors which could cause M&I’s and Excel’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include, but are not limited to: (1) competitive pressures among depository institutions increasing significantly; (2) changes in the interest rate environment reducing interest margins; (3) prepayment activity, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either nationally or in the states in which M&I and Excel do business, become less favorable than expected; (5) expected synergies and cost savings are not achieved or achieved at a slower pace than expected; (6) integration problems or delays; (7) legislative or regulatory changes which adversely affect the businesses in which M&I and Excel are engaged; (8) changes in the securities markets; (9) the economic impact of terrorist attacks and similar or related events; (10) receipt of regulatory approvals without unexpected delays or conditions; (11) retention of customers and critical employees; (12) unanticipated changes in laws, regulations, or other industry standards affecting the businesses of M&I and Excel; and (13) those referenced in Item 1A of M&I’s Annual Report on Form 10-K for the year ended December 31, 2005, under the heading “Risk Factors.”

Further information on other factors which could affect the financial results of M&I and Excel after the merger are included in M&I’s filings with the Securities and Exchange Commission.  These documents are available free of charge at the Commission’s website at http:\\www.sec.gov or from M&I.